Exhibit 10.23

November 18, 2004
Mr. Steve Beeks
224 18th Street
Santa Monica, CA 90402

     Re:     Clarification of Stock Appreciation Rights Award

Dear Steve:

     On February 2, 2004, Lions Gate Entertainment Corp. (“Lions Gate”) granted to you an award of share appreciation rights (your “Award”). Your Award is evidenced by Share Appreciation Rights Award Agreement dated as of February 2, 2004 (the “Award Agreement”).

     As we have discussed, there is a potential ambiguity in the definition of “Fair Market Value” as set forth in the Award Agreement. This letter agreement confirms our mutual interpretation of the definition of “Fair Market Value” as set forth in the Award Agreement as follows:

For as long as Lions Gate’s common shares are actively traded on the New York Stock Exchange. the “Fair Market Value” of such a common share as of any date shall mean the average of the closing prices for a common share of the Company for the five trading dates immediately preceding the date in question as such closing prices are reported on the composite tape for securities listed on the New York Stock Exchange. The closing prices used for purposes of such determination shall be subject to adjustment pursuant to Section 4 of your Award Agreement (for example, in connection with stock splits, reverse stock splits, and stock dividends) in order to preserve the intended level of benefits. In the event that Lions Gate’s common shares are no longer actively traded on the New York Stock Exchange, but otherwise continue to be actively traded on a national securities exchange or in the Nasdaq National Market. The determination of Fair Market Value for this purpose shall be made with respect to the closing or last sales price, as applicable, of a Lions Gate common share on the principal exchange on which such common shares are listed or admitted to trade.

     If the foregoing accurately reflects our conversations, and if you agree to and accept the foregoing interpretation of your Award Agreement, please so indicate by signing this letter agreement in the space provided below and returning a signed copy to us.

Sincerely,

/s/ Jim Keegan
Jim Keegan, CFO

ACCEPTED AND AGREED:

Signature: /s/ Steve Beeks
               Steve Beeks

TORONTO – LOS ANGELES – MONTREAL – VANCOUVER
2700 Colorado Ave., Santa Monica, CA 90404-3521
Phone 310.449.9200